Exhibit 99.1

FPB Bancorp, Inc. Reports Second Quarter Results

PORT ST. LUCIE, Florida, August 1st – FPB Bancorp, Inc. (NASDAQ symbol: FPBI), a Florida bank holding company whose subsidiary is First Peoples Bank, announced today second quarter net earnings of $37,000 or $.02 per basic and diluted earnings per share, compared to $142,000 or $.07 per basic and diluted earnings per share for the second quarter of 2006.

Net earnings for the six months ended June 30, 2007 were $123,000 or $.06 per basic and diluted earnings per share, as compared to $298,000 or $.15 per basic and $.14 per diluted earnings per share for the six months ended June 30, 2006.

President & C.E.O., David W. Skiles, stated, “The reduction in our net earnings for 2007 is a direct result of an increase in overhead expense attributable to our growth and expansion, as well as an increase in the provision for loan losses, resulting primarily from an increase in our loan volume.”

The Company previously announced a new branch on Martin Downs Boulevard, in Palm City, Florida, expected to open in the fourth quarter of 2007, and a second new branch on Gatlin Boulevard, Port St. Lucie, Florida, anticipated to open in the first quarter of 2008.

“The personnel and other overhead expenses associated with the construction and preparation of opening new offices, as well as the cost of opening our Operations Center in Jensen Beach, Florida, has placed a temporary strain on the operating earnings of the bank, which was predicted in our annual budget. However, the board of directors is committed to growing our service area and continuing to provide expanded services to our communities,” said Mr. Skiles.

Mr. Skiles concluded by saying, “having an additional office in St. Lucie and Martin Counties will provide greater access to our services, and allow us to reach a broader base of community individuals and businesses.”

FPB Bancorp, Inc. is a one bank holding company located in Port St. Lucie, Florida. FPB Bancorp, Inc.’s sole subsidiary is First Peoples Bank, which has four full-service branches located in Port St. Lucie, Fort Pierce, Stuart, and Vero Beach, Florida.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this press release may contain “forward-looking” statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of FPB Bancorp, Inc., its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect FPB Bancorp, Inc.’s financial performance and could cause actual results for fiscal 2007 and beyond to differ materially from those expressed or implied in such forward-looking statements. FPB Bancorp, Inc. does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any project results expressed or implied therein will not be realized.

For further information regarding FPB Bancorp, Inc., please read the FPB Bancorp, Inc. reports filed with the Securities Exchange Commission and available at www.sec.gov or at its website at http://www.1stpeoplesbank.com.

For more information, contact:	Nancy E. Aumack
Chief Financial Officer
(772) 225-5930

FPB BANCORP, INC.

1301 South Port St. Lucie Blvd., Port St. Lucie, Florida 34952